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                                                                   EXHIBIT 10.43
January 22, 2002

Mr. Gary Grubbs
John Wayne Cancer Institute
2200 Santa Monica Boulevard
Santa Monica, CA 90404

         Re: Master Services Agreement between CancerVax Corporation ("CancerVax"), the John Wayne Cancer Institute ("JWCI") and Synteract, Inc. ("Synteract"), dated January __, 2002 (the "Master Agreement")

Dear Gary:

         This letter agreement (the "Letter Agreement"), which is made and entered into as of the __ day of January, 2002, between JWCI and CancerVax, is intended to allocate financial responsibility between the parties hereto for fees and expenses charged by Synteract in connection with the provision of the Services under the Master Agreement (the "Fees & Expenses"). Capitalized terms which are not defined in this Letter Agreement shall have the meanings ascribed to such terms in the Master Agreement.

         In consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1. JWCI's share of each monthly invoice received from Synteract for the Fees & Expenses shall calculated by dividing the total amount of funding then available for data management under the NIH Grants by the number of months in which such funds are intended to be utilized in accordance with the terms of such NIH Grants (the "Remaining Grant Period"). By way of example, if, upon the date an invoice is received from Synteract, the total amount then available for data management under the NIH Grants is $120,000, and the Remaining Grant Period is twelve months, then the amount to be paid by JWCI shall be $10,000 (i.e., $120,000 / 12 months). Any additional funding for data management related to the Studies which becomes available to JWCI during the term of the Master Agreement under any renewals, extensions or related grants from NIH, shall be added to the total amount available for payment of the Fees & Expenses

     2. CancerVax agrees that JWCI's financial liability to Synteract for the Services shall be limited to the amounts available to JWCI under the NIH Grants, payable as outlined in paragraph (1), above. CancerVax further agrees to pay the difference, on a monthly basis, between the NIH Grant funding and the Fees & Expenses.

         This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed an original but which together shall constitute a single instrument. If this letter contains principal terms and conditions which are agreeable to you and you agree to be bound as described above, please indicate by executing the enclosed copy of this letter and returning it to CancerVax.

                                           Very truly yours,
                                           CancerVax Corporation

                                           By: /s/ David F. Hale
                                           David F. Hale
                                           President and Chief Executive Officer

ACCEPTED AND AGREED:
Effective as of January 22, 2002
The John Wayne Cancer Institute

By:      /s/ Gary Grubbs
         Gary Grubbs
         Executive Vice President, Finance & Administration